Exhibit 4.31

STRATEGIC COOPERATION AGREEMENT

Between

T-Mobile International AG & Co. KG

Landgrabenweg 151

53227 Bonn

Germany

(“TMO”)

and

MATAV Rt.

Hungary

Address: 1013 Budapest, Krisztina krt. 55

(“MATAV”)

together referred to as “Parties”

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Preamble

1.             MATAV and TMO belong to the Deutsche Telekom (“DT”) group.            T-Mobile Hungary Rt., (“TMH”) is a wholly owned subsidiary of MATAV. TMO is responsible within DT to manage the mobile business of the DT group.

2.             In order to also make use of TMO’s expertise in Hungary, MATAV wants TMO’s support to manage the mobile business and leverage synergies for TMH, MATAV and TMO.

3.             In order to realize this effectively TMO needs to conclude a strategic cooperation contract with MATAV.

Therefore, the Parties now agree,

§ 1 Management of TMH

1.             TMH was established by closed foundation on October 27, 1993, pursuant to Act VI of 1988 on Business Organizations, as amended, Act XVI of 1991 on Concessions, Act LXXII of 1992 on Telecommunication and the original Deed of Association. According to the Deed of Association, the business of TMH is managed by or under the direction of its Board of Directors according to the Rules of Operations of the Board of Directors.

Based on the Concession Agreement between the Minister of Transport, Communication and Water Management, the purpose of the Concession Company is to provide public GSM 900 and DCS 1800 integrated public mobile radio telephone services. In addition, the purpose of the Concession Company is to be engaged  in such other activities which are necessary for the realisation of the concession activity mentioned above, and for activities permitted by the Concession Contract on the basis of the Telecommunications Law.

2.             MATAV and TMO will coordinate their efforts to guarantee proper and orderly cooperation in the management of TMH as direct shareholder and shareholder support respectively.

3.             Cooperation projects directly relating to TMO’s expertise in the mobile communications business or other areas (e.g. t-zones) may be delegated by TMH´s Board to TMO for TMO´s sole responsibility.

4.             The Parties agree that main target is to maximise TMH’s shareholder value which is best achieved by maintaining the position in the market as the market leading

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operator in Hungary, and when they exercise their rights and duties under this Agreement, they shall consider such main target as the priority.

5.             According to the guidelines in Section 4. of §1. above, in the event there is an immediate requirement for action in the mobile and/or related markets in Hungary, in particularly in the fulfillment of the main targets of the relevant business plan/budget of TMH, both TMO and MATÁV authorize TMH to act with immediate effect, provided that the action falls within the business plan, and provided further that if the by-laws of TMH or prevailing laws refer an issue to the exclusive competence of the Board of Directors or the Shareholders Meeting of TMH, such exclusive competence shall remain unaffected and the management of TMH may only act subject to the approval of the Board of Directors or the Shareholders Meeting. In such event TMH shall inform both TMO and MATÁV in writing about the actions made.

§ 2 Shareholder Right

1.             As a general rule, MATAV and TMO shall harmonise their position and will provide their joint and unanimous advice to TMH’s Supervisory Board and Board of Directors and Top Management of TMH.

2.             The cooperation concerning the management of TMH between MATAV and TMO shall not affect the formal decision making processes/corporate governance procedures, including instruction rights of MATAV as shareholder as set out in the TMH Deed of Association and/or required by the laws of the Hungarian Republic.

§ 3 Principles of management

The Parties will organize their cooperation on the management of TMH as follows:

1.             According to the decision of the Board of Directors, TMH is required to harmonize its activities as far as possible and reasonable with the rules and procedures of MATAV.

2.             In the event there is a conflict in the harmonization process referred to in Section 1. above, then TMH is required to report back to the Board of Directors and ask for guidance.

Subject to the terms and conditions of Section 1-2. above, the management principles are the following:

a.        MATAV will lead the financial reporting and consolidation issues in order to meet all statutory and tax requirements of the Republic of

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Hungary. TMH will report in parallel directly to TMO according to TMO standards.

b.       The budget (incl. Capex) and the long term planning for TMH are developed by TMH bottom-up, based on the planning guidelines provided by MATAV and TMO, reconciled with TMO and decided and approved by TMH´s Board of Directors.

c.        TMO may nominate suitable candidates and give advice on suitable board members (such as supervisory board and board of directors) and top management for TMH (selection, remuneration, remuneration policy, development and performance appraisal). The final decision on such candidates is regulated in the by-laws of TMH. Beyond that, the targets for TMH and its  management have to be reconciled with TMO and approved by TMH´s Board of Directors.

f.        TMO will decide on allowing TMH ‘s integration into the international alliance of the TMO group, and will advise if such integration is desirable.

§ 4 Service Arrangements

1.             TMO will assist MATAV group to learn further international expertise in the fields of mobile telecommunication services as follows:

a)         i. TMO will give guidance on products, pricing, and brand issues as well as communications, product development issues, considering all the time the competition and/or local market requirements of TMH

ii. Joint products of TMH and MATAV can be introduced locally as long as they are not conflicting with the TMO guidelines

b)        i. TMO will give advice to TMH for all mobile specific NT and IT platforms and systems

ii. MATAV will give TMH support regarding all non mobile NT/IT items.

c)         i. TMO will integrate TMH into its procurement process for mobile specific items

ii. MATAV group policies will give guidance regarding the procurement of non-mobile specific items as long as it  achieves MATAV group synergies and efficiency

iii. MATAV will supply leased lines and interconnection and all other required fixed line telecommunications and data communications services as long as MATAV offers competitive prices by following the rules of first-call and last-offer.

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d)       TMO will give guidance on distribution channels and sales promotion and provide professional training for TMH staff.

e)       MATAV Group policies will give guidance about real estate services

f)        TMO will support MATAV with TMH´s internal audit services

g)       MATAV, involving TMO and TMH, will give advice and guidance to TMH in regulatory issues

2.             The terms and conditions, and the form, of cooperation on the above fields shall be further elaborated between the Parties.

§ 5 Duration

1.             This Agreement shall come into force on January  1, 2005 and shall be  valid for an indefinite period of time, unless terminated with 3 (three)  months advance notice by either Party, to become effective at the end of any calendar year.

2.             The right of each contracting party to terminate the Agreement for good cause shall remain unaffected thereby.

3.             The Parties are required to return any and all documents and materials relating to the Parties concerned, and all copies of such materials, upon termination of the Agreement.

§ 6 Confidentiality

The Parties will keep secret any and all confidential knowledge and materials acquired while engaging in this Agreement, subject to any statutory disclosure and information requirements.

§ 7 Final provisions

1.             In the case that any clause of this Agreement should be in conflict with Hungarian legislation or the charter of TMH or MATAV the latter shall prevail.

2.             This Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Venue of the Arbitration shall be Vienna/Austria.

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3.             Any changes or amendments to this Agreement must be made in writing in order to be valid. The same applies for the waiver of the written form requirement.

4.             The Parties agree that they will only act and exercise any of their rights and powers under this Agreement if such an action or exercise serves the best business interest of the MATAV group or adds value to its business results or operating environment.

Budapest, 15th of  December,  2004

on behalf of TMO:	on behalf of Matáv Rt:

Michael Günther	Elek Straub
Member of the Board	Chairman of the Board

Dr. Klaus Hartmann
Member of the Board

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